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                                                                   Exhibit 10.38

[PEGASUS ELECTRONIC DISTRIBUTION LOGO]

                  THIRD PARTY PRIVATE LABEL INTERFACE AGREEMENT

     This Agreement (the "AGREEMENT") is entered into by and between PEGASUS SOLUTIONS, INC. (hereinafter "Pegasus") and Orbitz, LLC (hereinafter "Orbitz").

                                 1.0 DEFINITIONS

     1.1 For purposes of this Agreement, the following definitions shall apply:

     (i) ONLINE DISTRIBUTION DATABASE. A digital database of hotel and lodging information created and maintained by Pegasus.

     (ii) RESERVATION FUNCTION. The capability to determine room availability for specific dates and to make and cancel reservations at a hotel contained in the Online Distribution Database and participating in the Reservation Function.

     (iii) INTERFACE. All server and application software and hardware reasonable and necessary for a dependable and operative online connection between Orbitz's Services (as hereinafter defined) and Pegasus' Online Distribution Database and Reservation Function.

     (iv) SEARCH REQUEST. A search of the Online Distribution Database initiated by an accessor of Orbitz's Services.

     (v) ORBITZ'S SERVICES. Orbitz's Services include (i) Internet sites on the World Wide Web created, maintained and hosted by Orbitz, (ii) Orbitz's proprietary software and (iii) Third Party Users (as herein defined), with an Interface to Pegasus' Online Distribution Database and Reservation Function.

     (vi) NET RESERVATION. Net Reservations are reservations at a hotel participating in the Online Distribution Database originated by a person accessing Orbitz's Services within a particular time period, less the number of canceled reservations at a hotel participating in the Online Distribution Database originated by a person accessing Orbitz's Services during the same time period.

     (vii) THIRD PARTY USERS. Third Party Users are persons or entities that Customer contracts with to access the Reservation Function or information in the Online Distribution Database via the Interface with Orbitz Services subject to SECTION 2.9 hereof. Third Party Users shall not include end users or accessors of Orbitz's Services.

     (viii) GEO-SEARCH. The capability to make a search of the Online Distribution Database based upon a physical address, location or latitude and longitude and receive results from the search listing properties or displaying a map containing the properties.

     (ix)    PEGASUS SERVICES. The following services provided to Orbitz:

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             Online Distribution Database
             Reservation Function
             Interface
             Geo-search
             Any additional services developed by and operated by Pegasus available to other Pegasus' Interface customers during the term of this Agreement.

                                  2.0 SERVICES

     2.1 DUTIES OF PEGASUS. Pursuant to the service level requirements set forth on EXHIBIT A hereto and a mutually agreed schedule of implementation, Pegasus shall implement and maintain during the term hereof an Interface between Orbitz's Services and the Online Distribution Database and the Reservation Function that contains Geo-Search capabilities (collectively, the "Pegasus Services"). Pegasus agrees to use reasonable efforts to initiate discussions between Orbitz and the properties represented by its Utell, Golden Tulip and Summit representation services for negotiated rates during the first year of this Agreement.

     2.2 DUTIES OF ORBITZ. Orbitz shall use all reasonable and necessary efforts to cooperate fully with and provide support for Pegasus' personnel with respect to the creation, implementation and maintenance of the services provided pursuant to this Agreement. Orbitz shall provide Pegasus prompt written notice of each Third Party User (as hereinafter defined). Upon request by Pegasus, Orbitz shall provide Pegasus with a list of Third Party Users that have access to the use of the Online Distribution Database and/or Reservation Function via Orbitz's Services. Subject to SECTION 2.3 hereof, Orbitz, at its option, may choose to utilize any or all of the Pegasus Services.

     2.3     MINIMUM VOLUME. [superseded]

     2.4 INTEGRATION. Without limiting anything elsewhere in this Agreement, the parties agree to use commercially reasonable efforts to complete the Interface (the "INTEGRATION"), as seamlessly as possible on or before March 1, 2001. Without limiting the foregoing, Pegasus shall provide any confirmation number and any other information reasonably requested by Orbitz to ensure that a hotel room or other reservation has been made on behalf of a customer. Each party will use reasonable efforts to notify the other party not less than thirty
(30) days prior to making any changes to its website or database that would (without a change by the other party) disable or cause errors in the Integration or require changes to the other party's website to continue the Integration. Each party shall bear its own costs in developing and maintaining the

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Integration

     2.5     EXCLUSIVE RESERVATION FUNCTION. [superseded]

     2.6     [superseded]

     2.7 NO OFFENSIVE CONTENT. Orbitz agrees that Orbitz's Services shall not contain any content that relates to the use of any illegal substances or is immoral, libelous, defamatory, obscene, pornographic, overly violent or otherwise offensive ("OFFENSIVE CONTENT"). Orbitz acknowledges that in the event Orbitz's Services contains any Offensive Content, Pegasus may terminate this Agreement upon written notice and the failure of Orbitz to cure within thirty (30) days, without such termination causing an Event of Default. Pegasus agrees that in the event the Online Distribution Database contains any Offensive Content, Pegasus shall remove such Offensive Content within thirty (30) days' written notice from Orbitz. Orbitz shall use commercially reasonable efforts to contractually obligate any Third Party User that utilizes the Reservation Function or the Online Distribution Database to the foregoing and to obtain the removal of any such Offensive Content from the service of any Third Party User of which Pegasus notifies Orbitz.

     2.8     [superseded]

     2.9 ACCESS TO AND USE OF THE ONLINE DISTRIBUTION DATABASE AND RESERVATION FUNCTION BY THIRD PARTY USERS. Subject to the provisions set forth herein, Orbitz may enter into agreements with Third Party Users permitting the Third Party User access to and use of the Online Distribution Database and the Reservation Function provided that:

     (i) except to end user accessors of the Third Party User, the Third Party User may not redistribute or allow access or use of the Online Distribution Database or Reservation Function,

     (ii) each Third Party User must indemnify and hold harmless Pegasus of and from any and all claims arising out of the access to or use of the Online Distribution Database and Reservation Function,

     (iii) each Third Party User must acknowledge in writing that the Online Distribution Database and the Reservation Function are the sole exclusive property of Pegasus or the hotels participating in the Online Distribution Database and may not be copied, downloaded, hyperlinked or in any manner used, reproduced or redistributed in whole or in part except by an end user accessor of the Third Party

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             User for the sole purpose of making or canceling a reservation at a hotel contained in the Online Distribution Database,

     (iv) each Third Party User must agree that the service or site of any Third Party User that utilizes the Reservation Function or the Online Distribution Database shall not contain Offensive Content and that in the event the service of any Third Party User that utilizes the Reservation Function or the Online Distribution Database contains any Offensive Content, Pegasus may immediately terminate such Third Party User's access to the Reservation Function or Online Distribution Database without such termination causing an Event of Default, and

     (v)     [superseded]

     2.10 INTRODUCTION OF NEW PRODUCTS OR SERVICES. In the event Pegasus introduces any additional products or services to any of its Interface customers in the future, Pegasus will promptly give notice to Orbitz of such additional products or services. Orbitz may give notice to Pegasus at anytime thereafter during the term of this Agreement that it wishes to add such additional products or services. Pegasus shall provide such additional products or services to Orbitz pursuant to a mutually agreed schedule and pricing. Notwithstanding the foregoing, Pegasus shall provide any upgrades, enhancements, bug fixes, or modifications to existing Pegasus Services at no additional charge to Orbitz.

     2.11 PRESS RELEASES. Neither Pegasus nor Orbitz shall release any communication to the public or press regarding this Agreement without the prior written consent of the other party provided that in the event Pegasus is required by law or federal regulatory agency to issue a release regarding this Agreement or its relationship with Orbitz and Orbitz has unreasonably withheld or delayed its approval, Pegasus may issue such release only to the extent necessary to comply with such law or regulatory agency.

     2.12    PEGASUS COMMISSION PROCESSING MEMBERSHIP AGREEMENT. [superseded]

                                    3.0 FEES

     3.1     NET RESERVATION FEE. [superseded]

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     3.2     SERVICE LEVEL FEES. In the event Pegasus fails to maintain the average monthly service level requirements set forth on Exhibit A, Pegasus shall pay Orbitz the service level fees set forth on Exhibit A for each Net Reservation processed during that month.

     3.3 GEO-SEARCH FEES. In the event accessors of Orbitz's Services utilize Geo-Search, Orbitz shall pay Pegasus the following fees:

     (i)     U.S. [***] for each map resulting from a Geo-Search.

     No other fees shall apply to Orbitz utilization of the Pegasus Services.

     3.4 COMMUNICATION COSTS. Orbitz shall be solely responsible for the cost of dedicated leased data lines, dial up lines and all related costs of other alternative methods of communication incurred in connection with the Interface. Each party shall bear its own costs for modems purchased or leased as necessary for communications between Orbitz's Services and Pegasus' Online Distribution Database and/or Reservation Function.

     3.5 ADDITIONAL SERVICES. In the event Orbitz requests Pegasus to perform additional services not set forth in this Agreement, Orbitz shall pay Pegasus mutually agreed upon consulting rates and mutually agreed upon expenses incurred as a result of such additional services.

     3.6 PAYMENT OF FEES AND COSTS. Each party will provide a monthly statement to the other party setting forth transactions and all fees, costs and credits due pursuant to this Agreement. Each party shall pay all undisputed amounts due within thirty (30) days after receipt of the statement. In the event any undisputed amount due is not paid within thirty (30) days of receipt of a statement setting forth the amount due, in addition to each party's rights of termination provided herein, the non paying party agrees to pay interest on all amounts over thirty (30) days old at an annual rate of 9% or 3/4% per month. All fees and costs shall be paid in U.S. dollars.

     3.7 PRICING AGREEMENT. Pegasus agrees that the pricing offered to any other customer with the same or similar Net Reservation volumes and Minimum Volume commitments for the Interface and Reservation Function provided pursuant to this Agreement shall not be any more favorable than the pricing set forth in Section 3.1 hereof. In the event Pegasus enters into an agreement with such customer for the Interface and Reservation Function and with the same or similar Net Reservation volumes and Minimum Volume commitments as provided pursuant to this Agreement with more favorable pricing than as set forth in this Agreement, Pegasus shall notify Orbitz in writing of such pricing within thirty (30) days of the date of full execution of such agreement and shall make such pricing available to Orbitz. If such pricing is accepted by Orbitz, this Agreement shall be amended to include such pricing.

     3.8 QUARTERLY RECONCILIATION. Once every calendar quarter, or more frequently upon the mutual agreement of the parties, the parties shall meet, either in person or via teleconference, to reconcile and verify the accuracy of all payments or charges due in the previous calendar quarter, and otherwise discuss each party's performance pursuant to this Agreement.

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                                   4.0 TERM

     4.1     TERM OF AGREEMENT. [superseded]

                               5.0 TERMINATION

     5.1 TERMINATION BY ORBITZ. Upon the occurrence of an Event of Default (as hereinafter defined) by Pegasus and the failure of Pegasus to cure such default after written notice and opportunity to cure as provided by SECTION 6.3 hereof, Orbitz may terminate this Agreement at any time within thirty (30) days after the expiration of the cure period provided in SECTION 6.3.

     5.2 TERMINATION BY PEGASUS. Upon the occurrence of an Event of Default (as hereinafter defined) by Orbitz and the failure of Orbitz to cure such default after written notice and opportunity to cure as provided by SECTION 6.3 hereof, Pegasus may terminate this Agreement at any time within thirty (30) days after the expiration of the cure period provided in SECTION 6.3.

     5.3 Termination for Decrease in Room Availability. Orbitz may terminate this Agreement in accordance with Section 6.3 hereof in the event that any one or more of the following occur (i) the number of hotels represented in the Online Distribution Database decreases by [***] or more from the number of hotels represented in the Online Distribution Database as of the effective of this Agreement; or (ii) the geographic markets represented in the Online Distribution Database decreases by [***] or more.

                                 6.0 DEFAULT

     6.1 EVENTS OF DEFAULT. Subject to SECTION 6.2 hereof, any one of the following listed occurrences shall be considered an Event of Default:

     (i) The failure to pay any amount due hereunder within the time required;

     (ii) The refusal or failure to diligently and in good faith perform each and every material provision of this Agreement;

     (iii)   [superseded]

     (iv) The failure of Pegasus to maintain the average monthly Response Times set forth on Exhibit A hereto for three (3) or more consecutive months or otherwise commit a service level default set forth in Section 5.4;

     (v) The failure of Pegasus to follow the Problem Resolution Procedures set forth on Exhibit A hereto in two (2) or more consecutive instances;

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     (vi)    The breach of the Pegasus Commission Processing Membership
     Agreement between Pegasus and Orbitz; or

     (vii) The application by Orbitz or Pegasus for or the consenting to the appointment of a receiver, a trustee or liquidator of all or of a substantial portion of its assets; the making by Orbitz or Pegasus of a general assignment for the benefit of creditors; Orbitz or Pegasus being adjudicated as bankrupt or becoming insolvent; Orbitz or Pegasus filing a voluntary petition in bankruptcy or filing a petition or answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any law (whether federal or state) relating to relief of debtors, or admitting (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, arrangement, insolvency or other proceedings (whether federal or state) relating to relief of debtors; Orbitz or Pegasus admitting in writing that it is unable to pay its debts as they mature or that it is generally not paying its debts as they mature; Orbitz or Pegasus suffering or permitting to continue for ninety (90) consecutive days any judgment, decree or order, entered by a court of competent jurisdiction, which approves a petition seeking reorganization of such party or which appoints a receiver, trustee or liquidator of such party or of all or a substantial part of any of its assets; attachment, execution or other judicial seizure of all or substantially all of the assets of Orbitz or Pegasus, where such seizure is not discharged within ninety (90) days; or the filing of any involuntary petition in bankruptcy against Orbitz or Pegasus which is not dismissed within ninety (90) days of its filing.

     6.2 FORCE MAJEURE. It shall not constitute a default if an Event of Default is caused by or results from acts of God, fire, war, civil unrest, accident, power fluctuations or outages, telecommunication fluctuations, outages or delays, utility failures, mechanical defects, or other events beyond the control of the defaulting party. However, if an Event of Default results from any such occurrence and continues for more than thirty (30) consecutive days, either party may terminate this Agreement by providing notice as required herein.

     6.3 NOTICE OF DEFAULT. Upon the occurrence of an Event of Default, the non-defaulting party shall give written notice to the defaulting party specifying the alleged default. The defaulting party shall then be entitled to ten (10) days after receipt of such notice within which to cure any monetary default and thirty (30) days within which to cure any non-monetary default.

                               7.0 CONFIDENTIALITY

     7.1 CONFIDENTIAL INFORMATION. During the term of this Agreement, it is acknowledged by Orbitz and Pegasus that each may receive or have access to confidential and proprietary information of the other party including, but not limited to, software, codes, specifications, data base and trade secrets ("CONFIDENTIAL INFORMATION"). Confidential Information shall not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's

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possession; or (vi) is required by law to be disclosed by the receiving party, whereupon the receiving party will provide prompt notice to the disclosing party and give such party a reasonable opportunity to respond prior to such disclosure. Each party acknowledges that it shall not acquire any ownership or other rights in or to Confidential Information of the other, and shall use the Confidential Information only for the purposes of the performance of this Agreement, and shall keep confidential and not disclose the Confidential Information to any other person, firm or corporation without the prior written consent of the other party. Any Confidential Information transmitted in writing or by other tangible media shall remain the property of the owner and shall be returned to the owner at its request, together with all copies made thereof, at the conclusion of this Agreement. The parties agree that the provisions of this
SECTION 7 shall survive the expiration or termination of this Agreement.

     7.2 USE OF MARKS. Orbitz acknowledges that Click-It! Weekends, Powered by Pegasus, TravelWeb and NetBooker are each service marks of Pegasus or its affiliates and Orbitz agrees not to use any of Pegasus' marks in any way including, but not limited to, in any advertising or promotional materials, without the prior written approval of Pegasus. Pegasus agrees not to use any of Orbitz's trademarks, service marks or other marks in any way including, but not limited to, in any advertising or promotional materials, without the prior written approval of Orbitz. [superseded]

     7.3 CONFIDENTIALITY OF THE AGREEMENT. The parties agree that the terms and provisions of this Agreement shall be kept confidential and shall be disclosed only to those persons and entities as required by law or as permitted by the other party hereto. The parties may, however, disclose the existence of this Agreement to any person or entity.

                               8.0 INDEMNIFICATION

     8.1 INDEMNIFICATION IN THE EVENT OF CERTAIN LOSSES. Customer agrees to indemnify and hold harmless Pegasus and Pegasus's affiliates, directors, officers, employees and other stockholders, from and against any losses, claims, liabilities, damages or expenses (including reasonable attorney's fees) arising out of the access to or use by a Third Party User or the accessor of a Third Party User of the Online Distribution Database and the Reservation Function or occurring on account of Customer's fault and through no fault of Pegasus ("Pegasus' Losses"). Pegasus agrees to indemnify and hold harmless Customer, and Customer's affiliates, directors, officers, employees and stockholders, from and against any losses, claims, liabilities, damages or expenses (including reasonable attorney's fees) occurring on account of Pegasus's fault and through no fault of Customer ("Customer's Losses"). Promptly after receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in any indemnification claim pursuant to this Section 8.1, such indemnified party shall give prompt notice thereof to the indemnifying party and the indemnifying party shall be entitled to participate therein or, to the extent that it shall wish, assume the defense thereof with its own counsel. If the indemnifying party elects to assume the defense of any such action or claim, the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or other expenses, in each case subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation and preparation, unless representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The parties agree to

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cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement.

                       8A.0 REPRESENTATIONS AND WARRANTIES

     8A.1    MUTUAL WARRANTIES. Each party represents and warrants to the other that (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligation hereunder; and (ii) the execution, delivery and performance of this Agreement will not result in a breach of any material agreement or understanding to which it is a party or by which it or any of its material properties may be bound; and (iii) the content provided to the other party shall not contain any material that is fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane, or racially or ethnically objectionable. Pegasus further represents and warrants that (i) without the prior written consent of Orbitz, Pegasus shall not intentionally utilize any code which would have the effect of disabling or otherwise shutting down all or any portion of the Orbitz Services; and (ii) the services, software, or other materials provided by Pegasus do not violate the intellectual property rights of any third party.

                  9.0 DISCLAIMER AND LIMITATION OF LIABILITIES

     9.1 DISCLAIMER, LIMITATION OF LIABILITIES AND RISK OF INTERNET USAGE. PEGASUS WILL NOT BE RESPONSIBLE OR LIABLE FOR (i) ANY FALSIFICATIONS OR INACCURACIES IN ANY OF THE INFORMATION DISPLAYED ON CUSTOMER'S SERVICE NOT GENERATED OR CAUSED BY PEGASUS, (ii) ANY ACT OR FAILURE TO ACT WITH RESPECT TO THE PUBLICATION OF INFORMATION ON THE INTERNET OR THE CREATION OR FUNCTIONALITY OF RESERVATION CAPABILITIES UNLESS EXPRESSLY SET FORTH HEREIN, (iii) ANY CLAIM, DAMAGE OR LIABILITY OF ANY NATURE ARISING OUT OF ACCESS TO ORBITZ'S SERVICE AND/OR THE MAKING, CHANGING OR CANCELING OF A RESERVATION AND THE USE OF A CREDIT CARD OR OTHER DEBIT DEVICE IN CONNECTION THEREWITH, (iv) ANY CLAIM RESULTING FROM ANY INTERRUPTION, MALFUNCTION OR CHANGE IN THE USE OF THE INTERNET OR A DISTRIBUTION SYSTEM, OR (v) ANY CLAIM, DAMAGE OR LIABILITY OF ANY NATURE ARISING OUT OF THE ONLINE DISTRIBUTION DATABASE, EXCEPT TO THE EXTENT RESULTING FROM PEGASUS' GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8A.1 REPRESENTATION AND WARRANTIES, ALL WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, GOOD AND WORKMANLIKE PRODUCT OR SERVICE OR OTHERWISE ARE DISCLAIMED AND WAIVED BY BOTH PARTIES. ORBITZ ACKNOWLEDGES AND AGREES THAT THE OPERATION OF A SITE ON THE INTERNET IS AT ORBITZ'S OWN RISK.

     9.2 LIMITED RESPONSIBILITY. A party shall be responsible only for service(s), product(s), or content that are provided by that party, its authorized agents, subcontractors, or others retained by such parties, and neither party shall bear any responsibility for the service(s), product(s), content, and facilities provided by the other party, its affiliates, agents, subcontractors, or other persons retained by such parties, or other third parties.

     9.3 CONSEQUENTIAL DAMAGES. In no event shall a party have any liability whatsoever to the other party for any indirect, special, consequential, incidental or punitive damages,

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including loss of anticipated profits or revenue or other economic loss in connection with or arising from anything said, omitted or done hereunder (collectively, "Consequential Damages"), even if such party has been advised of the possibility of such damages; PROVIDED that the foregoing shall not limit a party's obligation under Section 8 to indemnify, defend and hold the other party harmless against any amounts payable to a third person.

                                10. MISCELLANEOUS

     10.1 DISPUTE RESOLUTION. The parties shall in good faith work together to resolve any disputes arising out of or in connection with this Agreement. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. There shall be a panel of three arbitrators. Each party shall select one arbitrator and the two arbitrators selected shall select a third neutral arbitrator. All reasonable and necessary costs and fees (including attorney's fees) incurred in connection with the arbitration shall be borne by the losing party or assessed in the award as otherwise deemed appropriate by the arbitrators.

     10.2 STATUS OF PARTIES. This Agreement shall not constitute a partnership, joint venture or similar arrangement. The parties hereto are separate and distinct entities independently contracting with each other at arm's length.

     10.3 ASSIGNMENT. This Agreement is not assignable by Pegasus or Orbitz without the prior written consent of the non-assigning party (and such consent shall not be unreasonably withheld), provided that either party may assign this Agreement to an affiliate or in the event of an acquisition, merger or sale of substantially all assets.

     10.4 NOTICES. All notices, requests, consents, payments and other communications contemplated hereby shall be in writing and (a) personally delivered, (b) deposited in the United States mail, first-class, registered or certified mail, return receipt requested, with postage prepaid, (c) sent by overnight courier service (for next business day delivery), shipping prepaid, or
(d) by facsimile transmission, as follows:

     If to PEGASUS:                                  If to ORBITZ:
     Pegasus Solutions, Inc.                         ORBITZ, LLC
     3811 Turtle Creek Blvd.                         200 South Wacker Drive
     Suite 1100                                      19th Floor
     Dallas, TX 75219                                Chicago, IL 60606
     Attention: John F. Davis III                    Attention: General Counsel
     (Facsimile: (214) 528-5675)                     (Facsimile: (312) 632-1592
     cc:   Ric L. Floyd, General Counsel
           at the same address

or such persons or addresses as any party may request by notice duly given hereunder. Except as otherwise specified herein, notices shall be deemed given and received at the time of personal delivery or, if sent by U.S. mail, three
(3) business days after mailing, or, if sent by overnight courier, one (1) business day after such sending.

     10.5 CONTROLLING LAW AND VENUE. This Agreement shall be interpreted pursuant to the

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laws of the State of Texas. The venue for any arbitration or suit brought by
Orbitz with respect to or arising out of this Agreement shall be in the City of Dallas, Texas or in the state or federal courts situated in Dallas County, Texas. The venue for any arbitration or suit brought by Pegasus with respect to or arising out of this Agreement shall be in the City of Chicago, Illinois or in the state or federal courts situated in Cook County, Illinois. The parties hereto hereby waive all objections, and they hereby consent to such jurisdiction and venue.

     10.6 ENTIRE AGREEMENT. This Agreement and the Pegasus Commission Processing Membership Agreement executed concurrently herewith constitute the entire agreement between Pegasus and Orbitz with respect to the subject matter hereof and supersedes and replaces any and all other agreements and representations, verbal or written, with respect to the subject matter of this Agreement. There are no representations, warranties or agreements made or relied upon by either party with respect to the subject matter of this Agreement which are not contained in this Agreement. This Agreement may only be amended in a writing by authorized representatives of both parties.

     10.7 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the legal representatives, successors and duly authorized assigns of each party whether resulting from merger, acquisition, reorganization or assignment pursuant to the terms hereof.

     10.8 RIGHT TO AUDIT. During the term hereof, each party shall maintain true and accurate records of all information relating to its performance pursuant to this Agreement according to generally accepted principles of accounting. Each agrees to supply the other party, upon request, a statement by each party certifying the completeness and accuracy of all information contained in all of the statements supplied to the other party during the term of this Agreement. Acceptance by either party of any statements shall not be construed as acceptance of the accuracy thereof or as a waiver of any rights hereunder. During the term, each party, its auditors or its authorized representatives (who shall be bound by the confidentiality provisions in SECTION 7, and shall be reasonably acceptable to the other party) shall have the right during normal business hours and upon reasonable notice to the audited party to conduct audits or inspections of those books and records of the audited party. Such audit shall be conducted in as minimally intrusive and disruptive manner as possible. The cost of any audit undertaken pursuant to this SECTION 10.8 shall be borne by party requesting such audit provided that, in the event that any such audit reveals errors in excess of ten percent (10%), then the auditing party reserves the right, in addition to any other remedies available to auditing party under this Agreement, also to recover from the audited party the reasonable costs incurred by the auditing party of such audit

     10.9.   INSURANCE. [superseded]

PEGASUS SOLUTIONS, INC.                    ORBITZ, LLC

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By:   /s/ John F. Davis III                 By:    /s/ Alex D. Zoghlin
      ------------------------                     -------------------------
      John F. Davis III                     Print: Alex D. Zoghlin

      President                             Title: CTO
                                                   ---

Date: 12/15/00                              Date:  December 7, 2000
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                                     -12-
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                                  EXHIBIT A
                          SERVICE LEVEL REQUIREMENTS

                                 [superseded]



                                     -13-
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                                  EXHIBIT B
                        PEGASUS COMMISSION PROCESSING
                             MEMBERSHIP AGREEMENT

                                 [superseded]

                                     -14-